SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED):
May 8, 2006
VIRBAC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	0-24312 (Commission File No.)	43-1648680 (IRS Employer Identification No.)
3200 Meacham Boulevard
Fort Worth, Texas 76137
(Address of principal executive offices) (Zip Code)
Registrant’s telephone number, including area code: (817) 831-5030

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
     ☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
     ☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
     ☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
     ☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5 — Corporate Governance and Management
Item 5.04 Temporary Suspension of Trading Under Registrant’s Employee Benefit Plans.
(b) On December 16, 2005, VIRBAC Corporation (the “Company”) provided notice to certain Company personnel that, pursuant to the VIRBAC Insider Trading Policy (the “Policy”) and applicable Securities and Exchange Commission rules and regulations, such persons would be prohibited from purchasing, selling or otherwise acquiring or transferring shares of the Company’s common stock for a temporary period beginning on December 17, 2005 (the “Blackout Period”). The Blackout Period applies to all directors and officers and employees and terminated employees participating in certain of the Company’s retirement savings plans.
     The Company expects this Blackout Period will expire at the close of trading on May 17, 2006, as a result of the Company announcing earnings for the quarter ending March 31, 2006. Accordingly, beginning with the start of the business day on May 18, 2006, certain Company personnel, pursuant to the Policy and applicable Securities and Exchange Commission rules and regulations, may purchase, sell or otherwise acquire or transfer shares of the Company’s common stock, subject to other limitations contained in the Policy.
     The Company has provided notice of the expected termination of the Blackout Period to all directors and officers and employees and terminated employees participating in certain of the Company’s retirement savings plans. A copy of the notice is attached to this Current Report on Form 8-K as Exhibit 99.1 and is incorporated herein by reference. The Company will notify affected persons with confirmation of the termination of the Blackout Period on May 17, 2006.
     Inquiries regarding the Blackout Period should be directed to Carole Buys-Michela, Vice-President of Human Resources or Jean Nelson, Executive Vice President & Chief Financial Officer at 3200 Meacham Blvd., Fort Worth, Texas 76137.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIRBAC CORPORATION
Date: May 8, 2006	By:	/s/ Jean M. Nelson
Jean M. Nelson
Executive Vice-President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

99.1	Form of Notice of Expiration of Blackout Period (including Virbac Insider Trading Policy), dated May 8, 2006